EXHIBIT 10.30

NINTH AMENDMENT

TO THE

AMERICAN EXPRESS RETIREMENT RESTORATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “CBC”) of the Board of Directors of American Express Company (the “Company”) has authorized the Senior Vice President, Global Total Rewards and Learning of the Company to amend the American Express Retirement Restoration Plan (the “Plan”) to make administrative changes that do not materially change the level of benefits under the Plan; and

WHEREAS, the undersigned Senior Vice President, Global Total Rewards and Learning deems it reasonably necessary and appropriate to amend the Plan in order to update a reference in the Plan to the Company’s prior Incentive Compensation Plan, to increase the limit on the amount of the Company Matching Contribution that Participants may receive under the Plan to align with a change being made to the American Express Retirement Savings Plan (the “RSP”) and to simplify the enrollment procedures for Employees who become eligible for the Plan by reason of exceeding the Section 401(a)(l7) Limitation; now

THEREFORE, the Plan is hereby amended as set forth below:

1. Section 2.1(y) of the Plan is amended in its entirety, effective immediately, to read as follows:

(y) “Incentive Pay”    means overtime, annual incentive cash awards from the American Express Company 2007 Incentive Compensation Plan, the American Express Company 2016 Incentive Compensation Plan or any successor thereto, and the amounts listed on Schedule B. “Incentive Pay” shall not include lump-sum severance pay, imputed income, long-term incentive pay, special awards pay, non-qualified deferred compensation (this exclusion being intended to prevent duplication and to exclude other types of nonqualified deferred compensation, but by way of clarification not being intended to prevent Deferral Benefits from being taken from Incentive Pay or the add-back of amounts contributed as Deferral Benefits when Company contributions under this Plan are calculated as provided herein), amounts classified hereunder as Base Salary, bonuses other than incentive pay, serial severance pay, and Company contributions to other employee benefit plans or to fringe benefit plans.

2. Section 2.1(pp) of the Plan is amended in its entirety, effective January 1, 2017, to read as follows:

(pp) [intentionally omitted]

3. Section 5.2(b)(iii) of the Plan is amended in its entirety, effective January 1, 2017, to read as follows:

(iii) Company Matching Contribution.

(A) Effective with Compensation paid on or after January 1, 2017, each eligible Participant who meets the eligibility requirements for a Qualified Matching Contribution (or other type of matching contribution) under the RSP (but without regard to whether or not he or she contributes under the RSP) shall receive a Matching Contribution each Plan Year equal to the Participant’s salary reduction amount (from Base Salary, Incentive Pay or a combination of both) contributed pursuant to a Deferral Election under Article 6 for such Plan Year (up to a maximum of six percent of the Participant’s Compensation which is not counted under the RSP either because it is in excess of the Section 401(a)(17) Limitation for the Plan Year or because it has been deferred under a Deferral Plan). Compensation for this purpose will not include amounts paid prior to a Participant’s Entry Date under the RSP with respect to Qualified Matching Contributions (or other type of matching contributions, as applicable).

(B) Separately from any Matching Contribution calculated under (A), a Participant will be provided a Matching Contribution equal to the amount of Qualified Matching Contribution (or other type of matching contribution) that would have been provided to the Participant under the RSP, but was not able to be provided solely on account of the limitations of Section 415 of the Code.

(C) The vesting of Matching Contributions will parallel the vesting rules applicable under the RSP.

4. Section 5.4(a)(iii)(A) of the Plan is amended in its entirety, effective for Plan Years beginning on or after January 1, 2017, to read as follows:

(A) A Participant’s initial Supplemental Election shall not be effective with respect to Company contributions described in the following paragraphs:

(i) In the case of a Participant who first receives Compensation with respect to which Company contributions are credited under this Plan for the first, second or third quarter of the calendar year, or in the case of a new Participant in Band 50 or above, whose 30 day election period under Article 6 (or open enrollment period offered in lieu of a special enrollment period) expires no later than December 31st of the Participant’s first calendar year as a Band 50 Employee eligible to participate in this Plan, or in the case of a new Participant who is not in Band 50 or above, who is permitted to file an election during open enrollment under Article 6 for the following calendar year, such Participant’s initial Supplemental Election shall not be effective with respect to Company contributions calculated based on Compensation paid prior to the end of the first calendar year beginning on or after the date on which the Participant first is paid Compensation with respect to which Company contributions under this Plan are calculated, or in which the Participant is otherwise described in this paragraph.

(ii) In the case of a Participant who first is paid Compensation with respect to which Company contributions are calculated for the fourth quarter of a calendar year or who in the case of a new Participant in Band 50 or above, has a 30 day election period under Article 6 expiring later than December 31st of the Participant’s first calendar year as a Band 50 Employee eligible to participate in this Plan and is not enrolled via the annual enrollment process in lieu of special enrollment, or in the case of a new Participant who is not in Band 50 or above, who is not permitted to participate in open enrollment under Article 6 for the following calendar year, such Participant’s initial Supplemental Election shall not be effective with respect to Company contributions calculated based on Compensation paid prior to the end of the second calendar year beginning on or after the date the Participant is first paid Compensation with respect to which Company contributions are calculated, or in which the Participant is otherwise described in this paragraph.

(iii) For the avoidance of doubt, solely for the purposes of determining which Supplemental Benefits are subject to the Automatic New Participant Supplemental Election, a Participant with Compensation with respect to which Supplemental Benefits could be calculated is considered for purposes of this Subsection to have such Supplemental Benefits calculated, regardless of whether the Participant actually qualifies for such Supplemental Benefits to be credited to the Participant’s Account. For example, a Participant’s failure to satisfy the service requirement or make contributions required to receive Company Matching Contributions, or the Company’s decision not to make contributions, shall not impact the duration of the Automatic New Participant Supplemental Election.

5. Section 6.2(b) of the Plan is amended in its entirety, effective for Plan Years beginning on or after January 1, 2017, to read as follows:

(b) In the case of an Employee who is not already a Participant in the Plan and is not employed in Band 50 or above, the following rules shall apply:

(i) An Employee who was not otherwise eligible to participate in Deferral Benefits for a Plan Year and first satisfies the requirements for participation during one of the first three quarters of the Plan Year by reason of exceeding the Section 401 (a)(17) Limitation will become eligible to participate in Deferral Benefits under the Plan effective January 1 of the following Plan Year, which shall be such Employee’s Deferral Benefits Eligibility Date, and may participate in the Plan’s open enrollment period.

(ii) An Employee who was not otherwise eligible to participate in Deferral Benefits for a Plan Year and first satisfies the requirements for participation during the final calendar quarter of the Plan Year by reason of exceeding the Section 401(a)(17) Limitation will become eligible to participate in Deferral Benefits under the Plan as of the first pay period beginning after the first day of the second month of the first calendar quarter of the following Plan Year (the first day of such pay period being the Deferral Benefits Eligibility Date), and may make an election in advance of such date and in accordance with Section 6.3 by the deadline established by the Administrator.

(iii) By way of clarification, an Employee does not have a special enrollment right merely because he or she exceeds the Section 415 limit under a Qualified Retirement Plan.

(iv) By way of clarification, the date an Employee exceeds the Section 401 (a)(17) Limit is determined based on Compensation for the Plan Year, regardless of whether some portion of that Compensation is excluded from Supplemental Benefits calculations because the Participant had not yet completed the service requirement for Company contributions.

Dated: 12/14/16	AMERICAN EXPRESS COMPANY

	By:	/s/ David Kasiarz
	Its:	SVP, Global Total Rewards and Learning